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EXHIBIT 23.1



ACCOUNTANT'S CONSENT


The Board of Directors
Cyberian Outpost, Inc.

We consent to incorporation by reference in the registration statement (Nos. 333-95899 and 333-64403) on Form S-8 of Cyberian Outpost, Inc. of our reports dated March 17, 2000, relating to the balance sheets of Cyberian Outpost, Inc. as of February 29, 2000 and February 28, 1999, and the related statements of operations, redeemable preferred stock and stockholders' equity, and cash flow for each of the years in the three-year period ended February 29, 2000, and related schedule, which reports appear in the February 29, 2000 annual report on Form 10-K of Cyberian Outpost, Inc.


                                    KPMG LLP

Providence, Rhode Island
May 17, 2000